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                                                                    EXHIBIT 23.1











                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Mahaska Investment Company:

We consent to the inclusion and incorporation by reference in the Registration Statement on Form S-4 of Mahaska Investment Company of our report dated February 12, 1999, relating to the consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, and to the reference to our firm under the headings "The Merger Agreement-Federal Income Tax Consequences", "The Merger Agreement-Accounting Treatment of the Merger", and "Experts" in the joint proxy statement/prospectus.


KPMG LLP
Des Moines, Iowa
May 24, 1999